Exhibit 32

Certification

Pursuant to 18 U.S.C. § 1350, each of the undersigned officers of Cablevision Systems Corporation ("Cablevision") and CSC Holdings, LLC ("CSC Holdings") hereby certifies, to such officer's knowledge, that Cablevision's and CSC Holdings' Annual Report on Form 10-K for the year ended December 31, 2015 (the "Report") fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Cablevision and CSC Holdings.

Date:	February 25, 2016	By:	/s/ James L. Dolan

James L. Dolan
Chief Executive Officer

Date:	February 25, 2016	By:	/s/ Brian G. Sweeney

Brian G. Sweeney
President and Chief Financial Officer